                                                                      EXHIBIT 11

                    LIFEQUEST MEDICAL, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                   (Unaudited)

                                                                  Three Months Ended June 30,         Six Months Ended June 30,
                                                                  ----------------------------      ----------------------------
                                                                     1997             1998             1997             1998
                                                                  -----------      -----------      -----------      -----------
 COMPUTATION OF BASIC LOSS PER SHARE:
       Net loss                                                   $  (710,702)     $  (111,863)     $  (795,400)     $  (736,680)
                                                                  ===========      ===========      ===========      ===========

 WEIGHTED AVERAGE SHARES OF COMMON STOCK
       OUTSTANDING USED FOR COMPUTATION                             6,294,064        6,846,853        6,224,072        6,776,356
                                                                  ===========      ===========      ===========      ===========

 BASIC LOSS PER COMMON SHARE                                      $      (.11)     $      (.02)     $      (.13)     $      (.11)
                                                                  ===========      ===========      ===========      ===========


 COMPUTATION OF DILUTED LOSS PER SHARE:
       Net loss                                                   $  (710,702)     $  (111,863)     $  (795,400)     $  (736,680)
       Interest on Convertible Debentures                         $        --      $    67,315      $        --      $   133,890
                                                                  -----------      -----------      -----------      -----------
       Net loss used for computation                              $  (710,202)     $   (44,548)     $  (795,400)     $  (602,790)
                                                                  ===========      ===========      ===========      ===========

 Weighted average shares of common stock outstanding                6,294,064        6,846,853        6,224,072        6,776,356
 Weighted average incremental shares outstanding upon assumed
       conversion of options and other dilutive securities            441,263          251,653          445,419          266,506
 Weighted average incremental shares outstanding upon assumed
       conversion of Convertible Debentures                                --          230,137               --          230,137
                                                                  -----------      -----------      -----------      -----------

 WEIGHTED AVERAGE SHARES OF COMMON STOCK
       AND COMMON STOCK EQUIVALENTS OUTSTANDING
       USED FOR COMPUTATION                                         6,735,327        7,328,643        6,669,491        7,272,999
                                                                  ===========      ===========      ===========      ===========

 DILUTED LOSS PER COMMON SHARE AND COMMON
       SHARE EQUIVALENTS (a)                                      $      (.11)     $      (.01)            (.12)            (.08)
                                                                  ===========      ===========      ===========      ===========

      (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-B although it is not required by SFAS No. 128 because it is antidilutive. As a result, it is not the amount reflected on the statements of operations.